Exhibit 99.1

NEWS RELEASE

For further information, contact:	Paul A. Bragg—Chairman and Chief Executive Officer
(281) 404-4700

VANTAGE DRILLING COMPANY ANNOUNCES

SIGNING OF DEFINITIVE LOAN AGREEMENT TO

FINANCE THE AQUAMARINE DRILLER

HOUSTON, TX—August 26, 2009—Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) announced today that it has entered into a definitive loan agreement to finance the Aquamarine Driller. Under the terms of the loan agreement, the lender has agreed, subject to certain conditions, to provide us with a $100.0 million term loan. Vantage will use the proceeds from this loan to fund the construction, completion, commissioning, and initial start-up costs of the Aquamarine Driller. The closing of this transaction is subject to customary closing conditions and is expected to close on or around September 2, 2009.

The loan will bear cash interest at 15% per annum, along with a pay-in-kind interest component. The loan will mature five years from the closing date. Vantage will have two options to retire the loan from the lender, so long as no event of default has occurred and is continuing: (i) between September 1, 2011 and August 31, 2012, Vantage may pay the lender all accrued and unpaid cash interest due on the loan plus $127.5 million; and (ii) between September 1, 2012 and August 31, 2014, Vantage may pay the lender all accrued and unpaid cash interest due on the loan plus $140.0 million.

The lender will hold a first priority security interest in the Aquamarine Driller and will be entitled to an assignment of certain of Vantage’s rights under any contracts relating to the Aquamarine Driller.

The loan agreement has a variety of covenants, including, one financial covenant for the Borrower (debt service coverage test) and administrative reporting requirements.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are its limited operating history; reduced expenditures by oil and natural gas exploration and production companies; the adequacy and availability of additional financing; general economic conditions, including the current recession and capital market crisis; competition within its industry; termination of its customer contracts; effects of new rigs and new technology on the market; restrictions on offshore drilling; identifying and completing acquisition opportunities; contract awarding and commencement; construction completion, delivery and commencement of operations dates; dependence on key personnel; utilization rates and dayrates; operating hazards in the oilfield service industry; adequacy of insurance coverage in the event of a catastrophic event; governmental, tax and environmental regulation; operations in international markets; potential conflicts of interest with F3 Capital; and the inability to achieve its plans or carry out its strategy. In particular, careful consideration should be given to cautionary statements made in the various reports that Vantage has filed with the SEC. Vantage undertakes no duty to update or revise these forward-looking statements.